ILLINOIS POWER COMPANY ANNOUNCES PROXY SOLICITATION TO AMEND ARTICLES OF INCORPORATION

DECATUR, Ill. -- April 27, 1998 -- The Board of Directors of Illinois Power Company ("IPC"), a subsidiary of Illinova Corporation (NYSE: ILN; "Illinova"), announced today that IPC is soliciting proxies for use at a special meeting of IPC's shareholders to be held at IPC's principal office, 500 South 27th Street, Decatur, Illinois 62525, on Friday, May 29, 1998 at 10:00 a.m., local time. The special meeting is being held to consider an amendment to IPC's Amended and Restated Articles of Incorporation which would remove a provision of the articles that limits IPC's ability to issue or assume unsecured debt. Only shareholders of record on April 6, 1998 (the "Record Date") are eligible to vote at the special meeting.

If the proposed amendment is adopted at the special meeting, IPC will make a special cash payment in the amount of $1.50 per share to all preferred shareholders of record on the Record Date.

Adoption of the proposed amendment requires approval from (i) holders of two thirds of all common shares and each class of preferred shares voting together as a single class and (ii) holders of two thirds of all series of preferred shares voting together as a single class. Illinova owns all of the outstanding common shares of IPC and has indicated to IPC that it intends to vote all of the common shares in favor of the proposed amendment.

Illinois Power Company Cumulative Preferred Stock ($50 par value)
               Shares Outstanding    CUSIP          Voting rights
Series                               Number         (per share)
------         ------------------    ------         -----------
4.08% Series        283,290          452092 20 8       1 Vote
4.20% Series        167,720          452092 30 7       1 Vote
4.26% Series        136,000          452092 40 6       1 Vote
4.42% Series        134,400          452092 50 5       1 Vote
4.70% Series        176,000          452092 60 4       1 Vote
7.75% Series        241,700          452092 79 4       1 Vote
Totals            1,139,110

For information regarding the proxy solicitation, voting procedures and conditions of the proxy solicitation, reference is made to the Proxy Statement dated April 27, 1998 and related documents. Documents can be obtained by contacting MacKenzie Partners, Inc., the Information Agent, at (800) 322-2885 or (212) 929-5500.

Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") is the Solicitation Agent for the proxy solicitation. Questions concerning the proxy solicitation should be directed to Paul Galant or Jeff Dorst of DLJ at (800) 334-1604 or
(212) 892-3351.

Organized under Illinois law in May 1994, Illinova is an energy services holding company conducting substantially all of its business through its four subsidiaries: Illinois Power Company, Illinova Generating Company, Illinova Energy Partners and Illinova Insurance Company. Illinois Power was organized in May 1923 and is a combination electric and gas utility. Illinova Generating, organized in July 1994, markets energy and energy related services in the United States. Illinova Insurance Company, organized in August 1996, is a captive insurance company which is in the business of insuring risks of Illinova subsidiaries and risks related to or associated with their business enterprises.